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Exhibit 10.34

AMENDED AND RESTATED PREFERRED STOCK PURCHASE AGREEMENT

        THIS AMENDED AND RESTATED PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made on the 15th day of October, 2002 (the "Effective Date"), by and between JAZZ SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), and RF MICRO DEVICES, INC., a North Carolina corporation ("RFMD"), and amends and fully restates in its entirety as set forth herein that certain Preferred Stock Purchase Agreement dated as of August 22, 2002, by and between the Company and RFMD (the "Original Purchase Agreement").

        1.    Subscription for and Issuance of Preferred Stock.

          1.1.    Authorization and Sale of Series B Preferred Stock.

            (a)   The Company has authorized the issuance to RFMD of up to an aggregate of Thirteen Million Seventy One Thousand Eight Hundred Eighty Eight (13,071,888) shares of Series B Preferred Stock (the "Shares"). The rights, restrictions, privileges and preferences of the Series B Preferred Stock shall be set forth in the Company's Certificate of Incorporation in the form attached hereto as Exhibit A (the "Certificate"), the parties hereto acknowledging and agreeing that Exhibit A attached hereto differs in certain respects from Exhibit A attached to the Original Purchase Agreement. At or before the Closing (as defined below), the Company shall adopt the Certificate and file the same with the Secretary of State of the State of Delaware. The total amount of common stock, par value $0.001 per share of the Company (the "Common Stock"), or other securities issuable upon conversion of the Shares is referred to as the "Conversion Stock."

            (b)   Subject to the terms and conditions of this Agreement, RFMD agrees to purchase the Shares for an aggregate purchase price of Sixty Million dollars ($60,000,000) (the "Purchase Price"). The Purchase Price shall be comprised of (1) cash in the amount of Thirty Million dollars ($30,000,000) (the "Cash Portion") and (2) a Promissory Note in the principal amount of Thirty Million dollars ($30,000,000) in substantially the form attached hereto as Exhibit B (the "Note"). Payment of the Note shall be secured under a pledge agreement in substantially the form attached hereto as Exhibit C (the "Pledge Agreement"). As used in this Agreement, the term "Transaction Documents" shall mean the Note, the Pledge Agreement, the Stockholder Agreement, the Board Representation Agreements, the Registration Rights Agreement, the Wafer Supply Agreement and the Development Agreement, each as defined herein.

          1.2.    Closing.

            (a)   The Closing of the issuance of the Shares shall take place on the second business day following the date upon which each of the conditions to closing have been satisfied at the offices of Latham & Watkins, 650 Town Center Drive, Costa Mesa, California 92626 (the "Closing") or at such other time and place as the Company and RFMD mutually agree upon orally or in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

            (b)   At the Closing, RFMD shall pay the Cash Portion in immediately available funds by check or wire transfer to a bank account designated by the Company and shall deliver the following to the Company:

              (i)    the Note, duly executed by RFMD;

              (ii)   the Pledge Agreement, duly executed by RFMD;

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

              (iii)    a Second Amended and Restated Stockholder Agreement substantially in the form attached hereto as Exhibit D (the "Stockholder Agreement"), duly executed by RFMD, the parties hereto acknowledging and agreeing that Exhibit D attached hereto differs in certain respects from Exhibit D attached to the Original Purchase Agreement;

              (iv)  a Second Amended and Restated Carlyle Board Representation Agreement substantially in the form attached hereto as Exhibit E (the "Carlyle Board Representation Agreement"), duly executed by RFMD;

              (v)   a Second Amended and Restated Conexant Board Representation Agreement substantially in the form attached hereto as Exhibit F (the "Conexant Board Representation Agreement"), duly executed by RFMD;

              (vi)  a RFMD Board Representation Agreement substantially in the form attached hereto as Exhibit G (the "RFMD Board Representation Agreement" and, together with the Carlyle Board Representation Agreement and the Conexant Board Representation Agreement, the "Board Representation Agreements"), duly executed by RFMD;

              (vii)   a Registration Rights Agreement substantially in the form attached hereto as Exhibit H (the "Registration Rights Agreement"), duly executed by RFMD;

              (viii)   a Wafer Supply Agreement substantially in the form attached hereto as Exhibit I (the "Wafer Supply Agreement"), duly executed by RFMD, the parties hereto acknowledging and agreeing that Exhibit I attached hereto differs in certain respects from Exhibit I attached to the Original Purchase Agreement;

              (ix)  a Master Joint Technology Development Agreement substantially in the form attached hereto as Exhibit J (the "Development Agreement"), duly executed by RFMD; and

              (x)   a certificate or certificates, duly executed by the Chief Executive Officer or Chief Financial Officer of RFMD and dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 5.2(a), (b), (c) and (f) hereof (the "RFMD Compliance Certificate").

            (c)   At the Closing, the Company shall deliver to RFMD:

              (i)    the Pledge Agreement, duly executed by the Company;

              (ii)   the Stockholder Agreement, duly executed by each of Carlyle Partners III, L.P., a Delaware limited partnership ("CP III"), CP III Coinvestment, L.P., a Delaware limited partnership ("CP III Coinvestment"), Carlyle High Yield Partners, L.P., a Delaware limited partnership ("Carlyle High Yield" and, together with CP III and CP III Coinvestment, "Carlyle"), Conexant Systems, Inc., a Delaware corporation ("Conexant" and, together with Carlyle, the "Existing Stockholders") and the Company;

              (iii)    the Board Representation Agreements, duly executed by all parties thereto other than RFMD;

              (iv)  the Registration Rights Agreement, duly executed by Conexant, Carlyle and the Company;

              (v)   an opinion letter from the Company's counsel, Latham & Watkins, addressed to RFMD and substantially in the form attached hereto as Exhibit K (the "Opinion"), the parties hereto acknowledging and agreeing that Exhibit K attached hereto differs in certain respects from Exhibit K attached to the Original Purchase Agreement;

              (vi)  the Wafer Supply Agreement, duly executed by Newport Fab, LLC, a Delaware limited liability company ("Newport Fab");

              (vii)   the Development Agreement, duly executed by Newport Fab;

              (viii)   evidence of the election of RFMD's designee to the Board of Directors of the Company pursuant to the RFMD Board Representation Agreement;

              (ix)  an indemnification agreement duly executed by the Company in favor of RFMD's designee on the Board of Directors of the Company in accordance with Section 4.5 of this Agreement;

              (x)   a certificate or certificates, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company and dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 5.1(a), (b) (c), (d) and (g) (the "Company Compliance Certificate");

              (xi)  a true and correct copy of a certificate or certificates evidencing the Shares, which original certificates shall be dated as of the Closing Date and delivered to the Company to hold as Pledged Collateral under the Pledge Agreement.

        2.    Representations and Warranties of the Company.    As a material inducement to RFMD to enter into this Agreement and purchase the Shares hereunder, the Company hereby represents and warrants to RFMD that:

          2.1.    Organization and Standing.    The Company is a corporation duly organized, validly existing under, and in good standing under, the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and authorized to do business and is in good standing as a foreign corporation in the State of California and in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company's business as presently conducted or its assets, liabilities, results of operation or financial condition, taken as a whole (a "Material Adverse Effect").

          2.2.    Corporate Power.    The Company has full power and authority to enter into this Agreement and the other Transaction Documents and to carry out the provisions of this Agreement and the other Transaction Documents, and such agreements constitute the Company's valid and legally binding obligation, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Certificate and the Company's Bylaws, attached hereto as Exhibit L (the "Bylaws"), are, as of August 22, 2002, true and complete copies of the Company's Certificate of Incorporation and Bylaws, including all amendments to each.

          2.3.    Authorization.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, the due authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the Conversion Stock, and the performance of all of the Company's obligations hereunder and thereunder has been taken (with respect to this Agreement) or will be taken (with respect to the other Transaction Documents) prior to the Closing. The Conversion Stock will have been duly and validly reserved for issuance prior to the Closing. The Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, and the Conversion Stock, when issued in compliance with the provisions of the Certificate, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with applicable federal securities laws, the Shares will have the rights, preferences and privileges described in the Certificate, and the Shares and the Conversion Stock will be free and clear of all liens, claims and encumbrances and any "adverse claim" (as such term is defined in

  Section 8102 of the California Commercial Code), assuming RFMD takes the Shares and the Conversion Stock with no notice thereof, other than any liens or encumbrances created by or imposed upon RFMD and encumbrances imposed by any law, rule, regulation, ordinance or restriction promulgated by any governmental authority; provided, however, that the Shares and the Conversion Stock may be subject to restrictions on transfer under applicable securities laws and otherwise as set forth herein and in the Stockholder Agreement and the lien and encumbrances created by the Pledge Agreement.

          2.4.    No Conflict or Breach.    The execution, delivery and performance by the Company of this Agreement and the Transaction Documents do not and will not (a) assuming compliance with the requirements of the HSR Act (as defined herein), conflict with or constitute a violation of any law, statute, judgment or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to the Company; (b) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of the Company; or (c) constitute or cause a breach or violation of any covenant, agreement or obligation binding upon the Company or affecting any of its properties, except, in the case of such conflicts, violations or breaches described in the foregoing (a) or (c), such as would not have a Material Adverse Effect.

          2.5.    Capitalization

            (a)   As of the Closing, the authorized capital stock of the Company will consist of 225,000,000 shares of Common Stock and 200,000,000 shares of Preferred Stock, $0.001 par value, of which 55,000,000 shares shall have been designated Series A Preferred Stock and 58,071,888 shares shall have been designated Series B Preferred Stock. Immediately prior to the Closing, no shares of Common Stock, 55,000,000 shares of Series A Preferred Stock and 45,000,000 shares of Series B Preferred Stock will be issued and outstanding. Schedule 2.5(a) contains a table setting forth (i) a list of all holders of Preferred Stock as of August 22, 2002, including the number of shares of Preferred Stock held by each such holder, (ii) the total number of shares of Common Stock outstanding as of August 22, 2002 and (iii) the total number of options to purchase shares of capital stock or other securities of the Company outstanding as of August 22, 2002. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal securities laws. As of August 22, 2002, except as stated in this Section 2.5(a) above or in Schedule 2.5(a) and except for (i) the conversion privileges of the Preferred Stock (ii) 17,647,000 shares of Common Stock reserved for issuance under the Company's 2002 Equity Incentive Plan and (iii) the preemptive rights provided in the Amended and Restated Stockholder Agreement dated as of July 30, 2002, by and among the Existing Stockholders, there are no other outstanding shares of capital stock, stock appreciation rights, phantom stock or similar rights, or outstanding rights of first refusal or rights to purchase or otherwise acquire from the Company any securities of the Company, preemptive rights or other rights, options, warrants, conversion rights, or other agreements or understandings either directly or indirectly for the purchase or acquisition from the Company of any shares of its capital stock. With the exception of the Stockholder Agreement and the Board Representation Agreements, the Company is not, and as of immediately after the Closing will not be, a party or otherwise subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security of the Company, or the voting by or for a director of the Company, including without limitation voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to capital stock of the Company.

            (b)   As of the Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its securities or any options, warrants or other rights to acquire any of its securities.

            (c)   As of the Effective Date, the Company does not own or control, either directly or indirectly, more than 50% of the ownership or voting interests of any entity, except for those entities set forth on Schedule 2.5(c). The Company's ownership in each of the entities set forth on Schedule 2.5(c) is free from liens, claims and encumbrances other than any liens or encumbrances created by or imposed by any law, rule, regulation, ordinance or restriction promulgated by any governmental authority or restrictions on transfer under applicable securities laws.

          2.6.    Outstanding Indebtedness.    Except as set forth in the Financial Statements (as such term is defined below) or identified on Schedule 2.5(c), the Company has no indebtedness for borrowed money which the Company has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the Company has become directly or indirectly liable.

          2.7.    Financial Statements.    The Company has delivered to RFMD its unaudited balance sheet as of June 28, 2002 (the "Statement Date") and unaudited statement of income and cash flows for the fiscal months ended April 26, 2002, May 24, 2002, and the fiscal three months ended June 28, 2002, (collectively, the "Financial Statements"). Except as set forth in Schedule 2.7, each of the Financial Statements, is complete and correct in all material respects, has been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with the other Financial Statements, except as disclosed therein, and presents fairly, in all material respects, the financial position and operating results of the Company as of the Statement Date or for the periods indicated therein; provided, however, that the Financial Statements are subject to year-end audit adjustments as well as opening balance sheet purchase accounting adjustments and do not contain footnotes required under generally accepted accounting principles.

          2.8.    Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filings, if any, required pursuant to applicable securities laws, which filings will be duly effected within all required statutory periods, and except as may be required by the HSR Act (as defined herein).

          2.9.    Litigation.    Except for certain actions and proceedings described in Schedule 2.9, there is no action, suit, proceeding or investigation pending or to the best of the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect.

          2.10.    Changes.    Except in connection with the Transaction Documents, as contemplated in the Company's Operating Budget as of or prior to the Effective Date (which Operating Budget has previously been delivered by the Company to RFMD), or as described in Schedule 2.10, since the Statement Date:

            (a)   no Material Adverse Effect has occurred;

            (b)   there has been no damage, destruction or loss not covered by insurance that has resulted in a Material Adverse Effect;

            (c)   no other event or condition of any character has occurred that could be reasonably expected to have a Material Adverse Effect;

            (d)   the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, having a value greater than $10,000,000 in the aggregate;

            (e)   the Company has not entered into any agreement, contract, commitment, lease, or license (or series of related agreements, contracts, commitments, leases, and licenses) involving more than $15,000,000 per year, other than in the ordinary course of business;

            (f)    no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which the Company or its assets are bound which obligates any party thereto to provide goods and/or services having a value, or to make payments aggregating, in excess of $5,000,000 per year;

            (g)   the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $5,000,000, other than in the ordinary course of business;

            (h)   the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation (but, in any event, excluding indebtedness and accounts payable incurred in the ordinary course of business) involving more than $1,000,000 in the aggregate;

            (i)    the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the ordinary course of business;

            (j)    the Company has not issued shares of capital stock or granted stock appreciation rights, phantom stock or similar rights, options, warrants, rights of first refusal, preemptive rights, conversion rights or other rights, or entered into any arrangements or understandings either directly or indirectly for the purchase or acquisition from the Company of any shares of its capital stock, except for options to purchase Company stock issued under the 2002 Equity Incentive Plan and common stock issued upon the exercise or conversion of securities convertible into the Company's common stock that are set forth on Schedule 2.5(a);

            (k)   the Company has not committed to do any of the foregoing.

          2.11.    Proprietary Assets.    To the Company's knowledge and except as set forth on Schedule 2.11:

            (a)   the Company owns, or otherwise possesses sufficient rights to use, all of the patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations, and licenses currently used by the Company or necessary for the conduct of the Company's business as currently conducted (the "Proprietary Assets");

            (b)   the business of the Company as currently conducted does not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data or know-how ("Intellectual Property Rights") of any other person, except such as would not have a Material Adverse Effect, and the Company has not received any notices of infringement with respect to the Intellectual Property Rights or the businesses of the Company; and

            (c)   no person (including employees of the Company) is infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Intellectual Property Rights of the Company, except such as would not have a Material Adverse Effect.

          2.12.    Compliance with Decrees and Laws.    There is not outstanding any material order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving the Company or any of its assets (a "Governmental Order"), and the Company has not received any written notice of any pending or threatened Governmental Order. The Company is currently, and has been at all times, in material compliance with all material laws, statutes, rules, regulations, orders and licensing requirements ("Rules") of federal, state, local and foreign agencies and authorities applicable to the business, properties and operations of the Company (including, without limitation, those relating to antitrust and trade regulation, civil rights, labor and discrimination, safety and health). To the knowledge of the Company, there has been no allegation of any violation of any such Rules, and no investigation or review by any federal, state or local body or agency is, to the knowledge of the Company, pending, threatened or planned with respect to the Company or any of its assets.

          2.13.    Taxes.    No tax returns, reports or declarations of estimated tax ("Tax Returns") have been required to be filed before the date hereof with any United States, state and local governmental agencies or foreign countries and political subdivisions thereof. The Company has timely made all withholdings of tax required to be made under all applicable United States, state and local tax regulations, and such withholdings have either been paid or will be paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company. Estimated income taxes which are not yet due to be paid to the Internal Revenue Service or any state or local taxing authority have been accrued, reserved against and entered upon the books of the Company. The Company is not a party to any pending action or proceeding, nor to the knowledge of the Company, is there threatened any action or proceeding, by any governmental authority for assessment or collection of Taxes, and the Company has not been notified by any governmental authority that an audit or review of any tax matter is contemplated.

          2.14.    Disclosure.    The representations and warranties of the Company set forth in this Agreement (a) do not contain a misstatement of a material fact or (b) intentionally omit to state a material fact necessary to make the statements contained herein not misleading (except as for such omissions as would not reasonably be expected to have a Material Adverse Effect).

          2.15.    Status of Company.    Since March 12, 2002, except as described on Schedule 2.15, the Company has conducted its business as a separate and independent corporation and not as a subsidiary of or otherwise controlled by Conexant. RFMD acknowledges that the Company, in the normal course of its separation from Conexant and through the Effective Date received and provided services to Conexant under various agreements, including but not limited to, a Transition Services Agreement pursuant to which Conexant and the Company have agreed to the sharing and transitioning of certain support services related to the wafer fabrication operations of the Company (the "Transition Agreement") and the other Transactional Agreements (as such term is defined in the Stockholder Agreement). As of the Effective Date, the Company is not, under any contractual arrangement, understanding or otherwise, sharing with, furnishing to or being provided by Conexant, or any affiliate of Conexant, with any material assets, facilities, properties, equipment, personnel, operations, systems, services, functions or resources except pursuant to the Transactional Agreements and the agreements and arrangements listed on Schedule 2.15. Any material services previously provided by Conexant to the Company and not provided pursuant to the Transactional Agreements or agreements or arrangements listed on Schedule 2.15 have been terminated.

        3.    Representations and Warranties of RFMD.    As a material inducement to the Company to enter into this Agreement and sell the Shares hereunder, RFMD hereby represents and warrants to the Company that:

          3.1.    Organization and Standing.    RFMD is a corporation duly organized, validly existing under, and in good standing under, the laws of the State of North Carolina. RFMD has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

          3.2.    Corporate Power.    RFMD has full power and authority to enter into this Agreement and the other Transaction Documents, and such agreements constitute RFMD's valid and legally binding obligations, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.3.    Authorization.    All corporate action on the part of RFMD, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the performance of all of RFMD's obligations hereunder and thereunder, has been taken (with respect to this Agreement) or will be taken (with respect to the other Transaction Documents) prior to the Closing.

          3.4.    Experience.    RFMD is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. RFMD is an "accredited investor," as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          3.5.    Investment.    RFMD is acquiring the Shares (and the Conversion Stock) for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. RFMD understands that the Shares and the Conversion Stock have not been, and, when issued, will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of RFMD's representations as expressed herein.

          3.6.    Rule 144.    RFMD acknowledges that the Shares and the Conversion Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. RFMD is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of Shares and shares of Conversion Stock being sold during any three-month period not exceeding specified limitations.

          3.7.    No Public Market.    RFMD understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

          3.8.    Access to Data.    RFMD has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has also had an opportunity to ask questions of the Company's officers, which questions were answered to its satisfaction.

          3.9.    Brokers or Finders.    RFMD has not engaged any brokers, finders, or agents and has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finder's fee or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

        4.    Covenants.

          4.1    HSR Filing.    The Company and RFMD shall, as promptly as practicable following the execution of this Agreement, in cooperation with each other, complete and file with the appropriate authorities the premerger notification forms and any other documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"). It is agreed that the Company and RFMD shall each pay one half of all filing fees due from the parties in connection with compliance with the HSR Act.

          4.2    Access to Information.    The Company shall permit RFMD and its counsel, accountants and other representatives reasonable access during normal business hours to the properties, assets, books, records, agreements and other documents of the Company reasonably determined by the Company as necessary for RFMD to receive information comparable to the information that will be made available to RFMD following the Closing under the Stockholder Agreement.

          4.3.    Conduct of Business.

            (a)   Between the Effective Date and the Closing Date, except to the extent necessary to give effect to the transactions contemplated by this Agreement or the Transaction Documents, the Company:

              (i)    shall conduct its operations in the normal and customary manner in the ordinary course of business, except as would not have a Material Adverse Effect;

              (ii)   shall keep in full force and effect insurance on its assets;

              (iii)    shall maintain its relationships with its employees, suppliers and customers, except as would not have a Material Adverse Effect;

              (iv)  shall promptly advise RFMD of any Material Adverse Effect in the condition of the Company, whether financial or tax (including notification of audit or other tax investigation, tax lien filing or proposed tax lien);

              (v)   shall promptly advise RFMD of the occurrence of any event or circumstance which adversely affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the Effective Date, would have been required to have been disclosed in a schedule to this Agreement or would have caused a representation or warranty of the Company in this Agreement to have been inaccurate;

              (vi)  shall not amend the Certificate or the Company's Bylaws; and

              (vii)   shall not take any of the actions specified in Sections 2.10(d) through (k).

            (b)   Between the Effective Date and the Closing Date, RFMD:

              (i)    shall promptly advise the Company of any material adverse change in the condition of RFMD, whether financial or tax (including notification of audit or other tax investigation, tax lien filing or proposed tax lien);

              (ii)   shall promptly advise the Company of the occurrence of any event or circumstance which adversely affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the Effective Date, would have been required to have been disclosed in a schedule to this Agreement or would have caused a representation or warranty of RFMD in this Agreement to have been inaccurate.

            (c)   From and after the Closing Date, the Company:

              (i)    shall conduct its business as a separate and independent company and not as a subsidiary or otherwise controlled by Conexant; provided that (A) the Company may continue to obtain the benefits of and perform its obligations under the Transactional Agreements and the agreements and arrangements listed on Schedule 2.15, and (B) nothing in this Section 4.3(c)(i) shall prevent the Company from engaging in a

      Related Party Transaction (as defined below) or series of related Related Party Transactions in which the amount involved is less than $60,000;

              (ii)   shall not, directly or indirectly, enter into, or agree to enter into, any contract, subcontract, license, option, loan or other agreement, written or oral, or series of any related agreements with any director, executive officer or holder of more than 1% of the outstanding capital stock of the Company (each, a "Related Party Transaction") in which the amount involved equals or exceeds $100,000, without the affirmative approval of a majority of the disinterested members of the Company's Board of Directors;

              (iii)    shall not, without the prior consent of a majority of the disinterested directors, (A) take action to amend, modify, supplement, terminate, extend, waive any right of the Company under or waive compliance by any other party with any material provision of any Transactional Agreement or (B) enter into new agreements, in either case, that may result in a breach of confidentiality under the Stockholder Agreement or may materially impair the Company's ability to perform its obligations under the RFMD Agreements (as such term is defined in the Shareholder Agreement).

          4.4.    Best Efforts.    Each of the Company and RFMD shall use best efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

          4.5.    RFMD Designee.    The Company shall take such commercially reasonable steps as are necessary to effect, immediately after the Closing, the election to the Board of Directors of the Company of Jerry Neal, or such other designee as RFMD shall designate in writing to serve as the RFMD representative pursuant to the Stockholder Agreement and the RFMD Board Representation Agreement, and shall enter into an indemnification agreement with such designee in substantially the form of the Company's indemnification agreements with Carlyle's and Conexant's designees under their respective Board Representation Agreements.

        5.    Conditions to Closing.

          5.1.    Conditions to RFMD's Obligations at the Closing.    The obligations of RFMD to purchase the Shares is subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by RFMD unless otherwise required by state or federal law:

            (a)    Representations and Warranties.    Each of the representations and warranties made by the Company in Section 2 that is qualified by materiality shall be true and correct, and each of such representations and warranties of the Company that is not so qualified shall be true and correct in all material respects, as of the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date.

            (b)    Covenants.    All covenants, agreements, obligations and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

            (c)    Consents.    The Company shall have obtained all material consents, permits and waivers necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

            (d)    Reservation of Conversion Stock.    The shares of the Conversion Stock issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

            (e)    Proceedings and Documents.    All corporate, legal, and other proceedings taken by the Company in connection with the transactions contemplated hereby shall be reasonably satisfactory to RFMD. All documents to be delivered to RFMD by the Company pursuant to Section 1.2(c) shall have been so delivered, and RFMD shall have received all counterpart originals or certified or other copies of such documents as it may reasonably request.

            (f)    Filing of Certificate.    The Certificate shall have been filed with the Secretary of State of the State of Delaware.

            (g)    Adverse Proceedings.    No suit, action or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or by the Transaction Documents or otherwise questioning the validity or legality of such transactions shall have been instituted or be pending.

            (h)    HSR Act Waiting Period.    All applicable HSR Act waiting periods, if any, together with any extensions thereof, shall have expired or terminated.

          5.2.    Conditions to Company's Obligations at the Closing.    The Company's obligation to sell and issue the Shares at the Closing under this Agreement is subject to the fulfillment to the Company's satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company unless otherwise required by state or federal law:

            (a)    Representations and Warranties.    Each of the representations and warranties made by RFMD in Section 3 that is qualified by materiality shall be true and correct, and each of such representations and warranties of RFMD that is not so qualified shall be true and correct in all material respects, as of the Closing Date, with the same force and effect as if they had been made on and as of the Closing Date.

            (b)    Covenants.    All covenants, agreements, obligations and conditions contained in this Agreement to be performed by RFMD on or prior to the Closing Date shall have been performed or complied with in all material respects.

            (c)    Consents.    RFMD shall have obtained all material consents, permits and waivers necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

            (d)    Proceedings and Documents.    All corporate, legal, and other proceedings taken by RFMD in connection with the transactions contemplated hereby shall be reasonably satisfactory to the Company. All documents to be delivered to the Company by RFMD pursuant to Section 1.2(b) shall have been so delivered, and the Company shall have received all counterpart originals or certified or other copies of such documents as it may reasonably request.

            (e)    Securities Law Compliance.    The offer and sale of the Shares pursuant to this Agreement shall be in compliance with all federal securities laws and the securities laws of any applicable states as necessary to offer and sell the Shares to RFMD in compliance with all applicable laws.

            (f)    Adverse Proceedings.    No suit, action or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or by the Transaction Documents or otherwise questioning the validity or legality of such transactions shall have been instituted or be pending.

            (g)    HSR Act Waiting Period.    All applicable HSR Act waiting periods, if any, together with any extensions thereof, shall have expired or terminated.

        6.    Indemnification.

          6.1.    Indemnification by the Company.    The Company shall indemnify, defend and hold harmless RFMD and its officers, directors and affiliates (the "RFMD Indemnitees") from, against and with respect to any and all action or cause of action, loss, damage (including, without limitation, all foreseeable and unforeseeable consequential damages), claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

            (a)   any breach of any of the representations or warranties of the Company contained in or made pursuant to this Agreement; and

            (b)   any failure by the Company to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement;

          6.2.    Indemnification by RFMD.    RFMD shall indemnify, defend and hold harmless the Company and its officers, directors and affiliates (the "Company Indemnitees") from, against and with respect to any Loss arising out of or in connection with any of the following:

            (a)   any breach of any of the representations and warranties of RFMD contained in or made pursuant to this Agreement; and

            (b)   any failure by RFMD to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by it pursuant to this Agreement.

          6.3.    Notice of Claim.    Any party seeking to be indemnified hereunder (the "Indemnified Party") shall promptly notify the party from whom indemnity is sought (the "Indemnity Obligor") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

          6.4.    Defense.    If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume control of the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense. The Indemnity Obligor shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made within the sole discretion of the Indemnity Obligor without the consent of the Indemnified Party if such settlement or compromise only involves the payment of monetary amounts, but shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, if such settlement or compromise involves obligations other than the payment of monetary amounts. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense. Whether or not the Indemnity Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith.

          6.5.    Exclusive Remedy.    The foregoing indemnification provisions shall constitute the sole and exclusive remedy of the Company and RFMD for any inaccuracy, untruth, incompleteness or other breach of any representation, warranty or covenant contained in or made by RFMD or the Company, as appropriate, pursuant to this Agreement or in any certificates delivered at the Closing in connection with or related to the consummation of the Transactions contemplated by this Agreement.

          6.6.    Limitations on Liability.    The maximum aggregate amount of Loss for which RFMD shall be liable shall be limited to $6,000,000 and the maximum aggregate amount of Loss for which the Company shall be liable shall be limited to $6,000,000; provided that, with respect to such claims, neither the RFMD Indemnities nor the Company Indemnities shall be entitled to be indemnified until the aggregate amount of their Loss arising out of such claims exceeds $500,000. Once the aggregate amount of the RFMD Indemnitees' or the Company Indemnitees' Loss arising out of the foregoing claims exceeds $500,000, the Company Indemnitees or the RFMD Indemnitees, as appropriate, shall be entitled to indemnification for all Loss incurred, including the first $500,000, up to the above limitations. Notwithstanding anything to the contrary herein, any Loss of RFMD arising out of a breach of a representation, warranty or covenant that involves a Loss or diminution in value of the Company shall be limited to RFMD's pro rata portion of such Loss based upon RFMD's proportionate ownership interest in the Company.

        7.    Miscellaneous.

          7.1.    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

          7.2.    Survival.    The representations, warranties, covenants, and agreements made herein shall survive the Closing of the transactions contemplated hereby until the earlier of (a) twelve (12) months from the Closing Date and (b) the consummation of the Company's initial public offering of its common stock registered under the Securities Act of 1933, as amended. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

          7.3.    Finder's Fee.    Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each of RFMD and the Company agree to indemnify and hold harmless each other party from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of investigating and defending against such liability or asserted liability, including, without limitation, reasonable fees of counsel) for which RFMD or the Company, as the case may be, is responsible.

          7.4.    Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

          7.5.    Entire Agreement.    This Agreement, the Exhibits hereto, the Transaction Documents and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, executors, administrators, heirs and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

          7.6.    Severability.    In case one or more provisions of this Agreement become or are declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or provisions; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          7.7.    Amendment and Waiver.    Any term of this Agreement may be amended only with the written consent of the Company and RFMD.

          7.8.    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or RFMD at the respective address as set forth on the signature page hereof or at such other address as the Company or RFMD may designate by ten (10) days advance written notice to the other.

          7.9.    Titles and Subtitles.    The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.10.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Preferred Stock Purchase Agreement as of the date first above written.

COMPANY

JAZZ SEMICONDUCTOR, INC., a Delaware corporation

By:	/s/ SHU LI Shu Li President and Chief Executive Officer

Address:	4321 Jamboree Blvd. Newport Beach, CA 92660
Fax No.:	(949) 435-8455
Attention:	Legal Counsel

With a copy to:

Latham & Watkins 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 Attn: Jonn R. Beeson Facsimile: (714) 755-8290

RFMD

RF MICRO DEVICES, INC., a North Carolina corporation

By:	/s/ JERRY D. NEAL Jerry D. Neal Executive Vice President of Marketing & Strategic Development

Address:	7628 Thorndike Road Greensboro, NC 27409
Fax No.:	(336) 931-7655
Attention:	Suzanne Rudy

With a copy to:

Womble Carlyle Sandridge & Rice, PLLC 200 West Second Street Winston-Salem, NC 27101 Attn: Jeffrey C. Howland, Esq. Facsimile: (336) 733-8371

S-1

SCHEDULE 2.5(a)

STOCKHOLDERS

Classification of Stock	Stockholder	Number of Shares Outstanding
Series A Preferred	Carlyle Partners III, L.P.	50,254,440
Series A Preferred	Carlyle High Yield Partners, L.P.	2,750,000
Series A Preferred	CP III Coinvestment, L.P.	1,995,560
Series B Preferred	Conexant Systems, Inc.	45,000,000
Series A Common		no shares outstanding
Series B Common		no shares outstanding
Total Options issued as of August 22, 2002		no more than 8,000,000

SCHEDULE 2.5(c)

COMPANY SUBSIDIARIES

        Newport Fab, LLC—membership interest owned 100% by Jazz Semiconductor, Inc.

SCHEDULE 2.7

FINANCIAL STATEMENTS

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Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2.9

MATERIAL LITIGATION

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Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2.10

CHANGES SINCE STATEMENT DATE

[SEE ATTACHED]

[...***...]

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2.11

PROPRIETARY ASSETS

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Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2.15

ARRANGEMENTS WITH CONEXANT

[...***...]

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

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AMENDED AND RESTATED PREFERRED STOCK PURCHASE AGREEMENT